Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116629 and 333-109893 on Form S-8 of our report dated March 12, 2010 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the substantial doubt about the Company’s ability to continue as a going concern as discussed in Note 1 and the change in the manner in which the Company accounts for certain warrants as discussed in Note 8), appearing in this Annual Report on Form 10-K of Pro-Pharmaceuticals, Inc. for the year ended December 31, 2009.

/s/ Caturano and Company, P.C.

Boston, Massachusetts

March 12, 2010